Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Preston Romm	Kirsten Garvin
Chief Financial Officer	Investor Relations
Tel: 760-931-5500	Tel: 760-476-3811
Email: investors@dothill.com	Email: kirsten.garvin@dothill.com

Dot Hill Systems Announces Complaint Filed By Crossroads Systems

CARLSBAD, Calif., October 22, 2003 — Dot Hill Systems Corp. today announced that it has become aware that a lawsuit was filed against it in the United States District Court in Austin, Texas by Crossroads Systems on October 17, 2003. Dot Hill has not been served with the complaint. The suit alleges patent infringement by Dot Hill of United States Patent Nos. 5,941,972 and 6,425,035, relating to storage routers and methods for providing virtual local storage.

“Crossroads Systems first offered us a license for certain of their patents in February 2002, asserting that the patents related to controller technology,” said James Lambert, president and chief executive officer. “Since then, we have conducted discussions with them, and are surprised by their decision to file a lawsuit against us. We have reviewed the allegations in the complaint and believe they are without merit. If we are served with the complaint, we will vigorously defend against the allegations. We do not anticipate that this action will materially interfere with our business or those of our channel partners.”

Dot Hill Systems Corp. is a leader in the innovative design and delivery of storage networking solutions to businesses worldwide. Its products include the SANnet II family of storage systems. For more information, visit Dot Hill on the Web at http://www.dothill.com/ .

Dot Hill, the Dot Hill logo and SANnet are trademarks of Dot Hill Systems Corp. All other trademarks and names are the property of their respective owners.

Certain statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements include statements about any future events, results or occurrences such as statements regarding: the future outcome of any patent litigation, and Dot Hill’s future decisions with respect to litigation strategy. The risks that contribute to the uncertain nature of the forward-looking statements include the uncertain nature of litigation, and the difficulty of predicting their outcomes, as well as the additional risks set forth in the forms 8-K, 10-K and 10-Q most recently filed by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.